THE SOMERSET GROUP, INC.
MARKET FOR THE REGISTRANT'S COMMON STOCK


The Company's common stock trades on The NASDAQ National Market System under the symbol SOMR. The quarterly range of prices for the Company's common stock for the years ended December 31, 1997 and 1996 is presented below:
                                       1997                     1996
               Quarter             High        Low           High         Low
    First - ended March 31,      $20.75     $14.25 (a)     $19.50      $14.88(b)
    Second - ended June 30,      $15.50     $13.50         $16.50      $14.75
    Third - ended September 30,  $15.75     $13.50         $16.50      $15.00
    Fourth - ended December 31,  $22.00     $14.94         $17.50      $16.25

As of February 27, 1998, there were 205 shareholders of record and approximately 812 beneficial owners.

__________________

(a) A five-for-four stock split was effective February 26, 1997.
(b) A five-for-four stock split was effective February 29, 1996.


SELECTED FINANCIAL DATA

(in thousands except per share amounts)
                                       Years Ended December 31,

                                 1997      1996     1995     1994        1993
Equity income of First Indiana $3,883    $3,002   $3,938   $2,616      $3,614
Commissions, fees and
  investment income             1,502     1,447      554       70          95
Gross profit of construction
  operations (1)                  ---       ---    1,649    4,303       2,544
Income from operations before
   income taxes                 3,407     2,926    5,548    4,132       3,631
Net income                      2,450     2,039    3,358    2,617       2,219
Net income per share - basic (2)  .95       .80     1.31     1.03         .89
Net income per share - diluted (2).93       .78     1.29     1.01         .88

                                            As of December 31,

                                 1997      1996     1995     1994        1993
Working capital                $5,970    $5,835   $9,104   $6,852      $4,885
Carrying value-investment
  in First Indiana             32,406    29,746   27,549   24,265      21,873
Market value-investment in
  First Indiana                68,515    48,470   38,882   23,782      24,890
Total assets                   40,976    38,212   38,726   39,804      34,995
Long-term debt                    ---       ---    2,500    5,500       5,500
Total liabilities               8,013     6,976    9,228   13,375      11,091
Shareholders' equity           32,963    31,236   29,498   26,429      23,904
Cash dividends per share (2)      .18       .16     .128     .064         ---
Book value per share (2)        12.85     12.22    11.56    10.32        9.53
___________________

(1)  The construction operations were sold in June 1995.
(2) Per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997, and February 29, 1996.

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